Exhibt 10.4

April 1, 2003

Mr. John Mclaughlin

Dear John:

The letter agreement between you and TMP Worldwide, Inc. dated September 24, 2002 is hereby amended as follows:

1. The references in the first sentence and in Section 1 of the Letter Agreement to “Global Director, Search and Selection” are each hereby amended to read “Executive Vice President.”

2. The reference to “period of twelve months” in Section 3 of the Letter Agreement is hereby amended to read “period determined by subtracting from twelve months the number of months (or portion thereof) for which you receive payment of base salary from and after April 1, 2003”.

3. The Letter Agreement, as amended by this agreement, is hereby ratified and confirmed and remains in full force and effect.

Please sign below to indicate your agreement with the foregoing.

TMP WORLDWIDE INC.

	By:	/s/ Andrew J. McKelvey
	Name:	Andrew J. McKelvey
	Title:	CEO

Accepted and Agreed:

/s/ John Mclaughlin
John Mclaughlin